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CONTACT: THOMAS R. CARMODY                               FOR IMMEDIATE RELEASE


                       AMERICAN BUSINESS PRODUCTS ELECTS
                  LARRY L. GELLERSTEDT, III PRESIDENT AND CEO


     ATLANTA, February 24, 1998 - American Business Products, Inc. (NYSE: ABP) announced today that Larry L. Gellerstedt, III has been elected president and chief executive officer of the company effective March 30. Mr. Gellerstedt, 41, is currently chairman and chief executive officer of Beers Construction Company, one of the top 10 general contracting and construction management firms in the United States.

The ABP presidency and CEO positions have been held on an interim basis by Thomas R. Carmody, chairman of the ABP board of directors, since the resignation of Robert W. Gundeck in November 1997.

ABP, a leading supplier of custom printing services to businesses, reported 1997 revenues of $511.7 million and net income of $19.2 million, or $1.17 per share.

Announcement of Mr. Gellerstedt's election was made by G. Harold Northrop, chairman of the search committee of the ABP board of directors.

"Larry Gellerstedt brings to American Business Products strong management and strategic growth skills, and an impeccable reputation among his business peers," said Northrop. "There are visionaries who can see the future of an industry and there are hands-on managers who can make things happen. Larry Gellerstedt is both. He is the ideal CEO for American Business Products at this time."

Another ABP Director, F. Duane Ackerman, chairman and CEO of BellSouth Corporation, said: "Larry is a proven chief executive at a large, growing company - just the kind of leader ABP needs as its businesses adapt to and innovate for ongoing change in the marketplace."

Mr. Gellerstedt late last year announced his decision to move on after 20 years with Beers Construction. "I said I was ready for a new chapter in my career.
I have found that opportunity at American Business Products. This opportunity is a perfect fit for me. My strength is learning new businesses and quickly developing strategies for growth. I am excited about the many assets of ABP, which start with its dedicated employee and customer base."

ABP's operating companies are: Curtis 1000 Inc., a leader in direct-to-user marketing of custom-printed envelopes and labels, digital document services and business forms; BookCrafters USA, Inc., a full-service producer of short- and medium-run book printing, binding and distribution; International Envelope Company, the world's largest converter of Tyvek(R) envelopes and manufacturer of other specialty envelopes and filing systems;





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Discount Labels, Inc., the largest short-run custom label producer in the U.S.;
and Jen-Coat, Inc., a leader in specialty extrusion coating and laminating of packaging and other products. ABP is also a joint venture partner in Curtis 1000 Europe GmbH with facilities in Germany, England, Luxembourg and Poland.

"American Business Products produces a variety of business products through five different companies around the country," said Mr. Gellerstedt. "Its management understands each business and leads them to success individually and together. That is very similar to my experience at Beers. We expanded from a one-state company with $150 million in revenues to 14 states and over $1 billion in revenues. During this period we acquired five companies and set the stage for future growth by aligning with an international company."

An Atlanta native and resident, Mr. Gellerstedt graduated with honors in 1978 from the University of North Carolina at Chapel Hill, where he was a Phi Beta Kappa member. He did postgraduate business administration studies at Georgia State University.

Mr. Gellerstedt started at Beers as an estimator in 1978. Two years later he became project manager of a strategic planning process which led to creation of a separate entity, BCB Company, which focused on the healthcare industry. Under his direction, the business grew to more than $100 million in revenues in its first four years and became a Beers subsidiary.

In 1987, Mr. Gellerstedt became president and CEO of Beers and initiated an aggressive, long-term growth strategy. Under his leadership, the company made five acquisitions and achieved strong growth in each of the acquired companies. The company today ranks among the top 10 construction companies in the nation.

In 1996, Mr. Gellerstedt negotiated the acquisition of Beers Construction Company by Skanska, A.B., the international construction company based in Stockholm, Sweden. He has continued to serve as chairman and CEO of Beers since the acquisition.

Mr. Gellerstedt's extensive business and civic involvement includes serving on the boards of directors of AGL Resources, Inc.; ALLTEL Corporation; Rock-Tenn Company; Southern Mills, Inc. and SunTrust Bank. He is currently board chairman of the Metropolitan YMCA and ESR Children's Health Care System, Inc., and serves on the boards of Jesse Parker Williams Foundation, the Metro Atlanta Chamber of Commerce, Central Atlanta Progress and the Commerce Club. He is a member of the Atlanta Action Forum and Young President's Organization.

In 1992 Mr. Gellerstedt received the Ernst & Young Entrepreneur of the Year award, and in 1993 the Atlanta Business League's CEO of the Year award. He and his wife Carol have two children, Lawrence, 14, and Liza, 12.

Note: Any statements in this release regarding the company's expectations, hopes or intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from such forward-looking statements.